Date: February 7, 2019

News Release – Investor Update

Parks! America, Inc. Reports Q1 Fiscal 2019 Results

•Q1 F19 attendance based net sales increase by 2.8%
•Q1 F19 adjusted net loss improves by $43,694

PINE MOUNTAIN, Georgia, February 7, 2019 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its first fiscal quarter ended December 30, 2018.

First Quarter Fiscal 2019 Highlights

Total net sales for the first fiscal quarter ended December 30, 2018 were $1,016,699, an increase of $20,348, compared to $996,351 for the prior year first fiscal quarter ended December 31, 2017. Park attendance based net sales increased by $27,071 or 2.8%, while animal sales decreased by $6,723.

The Company reported a net loss of $15,483 for the first fiscal quarter ended December 30, 2018 compared to a net loss of $134,877 for the prior year first fiscal quarter ended December 31, 2017, resulting in an improvement of $119,394. Excluding one-time items related to the write-off of deferred loan fees and deferred tax adjustments in the prior year first fiscal quarter ended December 31, 2017, our adjusted net loss for the first fiscal quarter ended December 30, 2018 improved by $43,694. The improvement in the Company’s adjusted net loss during the first quarter of its 2019 fiscal year is primarily attributable to an increase in attendance based net sales, lower net operating costs, and lower interest expense, partially offset by higher depreciation expense, higher cost of sales, and an increase in our adjusted income tax provision.

“Attendance based net sales were up 2.8% in the quarter, as we believe wet weather continued to unfavorably impact our attendance levels,” commented Dale Van Voorhis, Chairman & CEO. “We continue to invest in our business in preparation for the upcoming busy season, which historically begins late in our second fiscal quarter.”

Balance Sheet, Liquidity and Long-Term Shareholder Value

The Company had working capital of $2.40 million as of December 30, 2018 compared to working capital of $2.73 million as of December 31, 2017. The Company’s debt to equity ratio was 0.19 to 1.0 as of December 30, 2018, compared to 0.42 to 1.0 as of December 31, 2017.

“The refinancing we completed in July 2018 continues to have a positive reflection on our results of operations and financial position,” noted Mr. Van Voorhis. “The Company’s Board of Directors is highly focused on enhancing shareholder value and increasing the value of the Company for the benefit of all of its stakeholders. The Company’s Board periodically reviews a wide range of strategic options with the focus on maximizing long-term shareholder value. The Company’s Board does not intend to disclose additional details regarding its long-term strategic plans unless or until further disclosure is appropriate.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended September 30, 2018, is available on the Company’s website, http://www.animalsafari.com

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months Ended December 30, 2018 and December 31, 2017

	For the three months ended
	December 30, 2018	December 31, 2017
Net sales	$984,711	$957,640
Sale of animals	31,988	38,711
Total net sales	1,016,699	996,351

Cost of sales	117,333	111,085
Selling, general and administrative	782,532	820,032
Depreciation and amortization	115,199	97,450
(Gain) loss on disposal of operating assets, net	-	(719)
Income (loss) from operations	1,635	(31,497)

Other income (expense), net	6,980	3,930
Write-off of loan fees - prepayment	-	(12,495)
Interest expense	(19,598)	(47,860)
Loss before income taxes	(10,983)	(87,922)

Income tax provision	4,500	46,955
Net loss	$(15,483)	$(134,877)

Income per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares
outstanding (in 000's) - basic and diluted	74,721	74,671

PARKS! AMERICA, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURE - ADJUSTED NET LOSS (1)
For the Three Months Ended December 30, 2018 and December 31, 2017

	For the three months ended
	December 30, 2018	December 31, 2017
Net loss	$(15,483)	$(134,877)
Write-off of loan fees - prepayment	-	12,495
Tax impact - write-off of loan fees-prepayment	-	(3,650)
Deferred tax adjustments	-	66,855
Adjusted net loss	$(15,483)	$(59,177)

(1) Reconciliation of Non-GAAP Disclosure Item - Adjusted Net Loss
Adjusted net loss for the three months December 31, 2017, excludes the write-off of loan fees associated with a prepayment against the Company's 2013 Refinancing term loan, as well as deferred tax adjustments. Given the one-time nature of these items, the Company believes excluding them from its adjusted net loss provides a better indication of its year-over-year operating performance.

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of December 30, 2018, September 30, 2018 and December 31, 2017

	December 30, 2018	September 30, 2018	December 31, 2017
ASSETS
Cash	$2,418,860	$2,674,260	$2,692,281
Inventory	273,904	240,004	236,069
Prepaid expenses	150,697	131,856	259,621
Total current assets	2,843,461	3,046,120	3,187,971

Property and equipment, net	6,689,898	6,614,835	6,506,588
Intangible assets, net	1,200	1,400	2,000
Deferred tax asset	-	-	93,500
Other assets	12,050	12,050	9,199
Total assets	$9,546,609	$9,674,405	$9,799,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$16,309	$92,237	$66,864
Other current liabilities	230,889	219,443	296,030
Current portion of long-term debt, net	198,378	195,198	91,791
Total current liabilities	445,576	506,878	454,685

Long-term debt, net	1,307,016	1,358,027	2,692,642
Total liabilities	1,752,592	1,864,905	3,147,327

Stockholders’ equity
Common stock	74,721	74,721	74,671
Capital in excess of par	4,837,116	4,837,116	4,825,666
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	2,885,430	2,900,913	1,754,844
Total stockholders’ equity	7,794,017	7,809,500	6,651,931
Total liabilities and stockholders’ equity	$9,546,609	$9,674,405	$9,799,258